Exhibit 23.1b

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TJS Wood Flooring, Inc:

We hereby consent to the use in this Registration Statement on Form SB-2/Pre-Effective Amendment No. 2 of our report dated March 23, 2007 relating to the balance sheet of TJS Wood Flooring, Inc as of December 31, 2006, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2006 and the period from September 1, 2005 (inception) through December 31, 2005, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/

Li & Company, PC

____________________________

Li & Company, PC

Skillman, NJ

May 14, 2007